                      FORM OF LETTER TO BROKERS, DEALERS,
              COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
                       REGARDING THE REDEMPTION RIGHT BY

                     SCUDDER SPAIN AND PORTUGAL FUND, INC.

          TO REPURCHASE UP TO 4,883,365 OF ITS ISSUED AND OUTSTANDING
                     SHARES AT NET ASSET VALUE PER SHARE IN
                 EXCHANGE FOR PORTFOLIO SECURITIES OF THE FUND

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Pursuant to your request, we are enclosing the material listed below relating to the offer by Scudder Spain and Portugal Fund, Inc. (the "Fund") to its shareholders to permit them to demand the repurchase of their shares in an amount up to 4,883,365 of the Fund's issued and outstanding shares of common stock, par value $.01 per share (the "Shares") in exchange for a pro rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities) and cash held in the Fund's investment portfolio representing consideration equal to the Shares' net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on October 1, 1998, subject to the terms and conditions set forth in the Redemption Right Statement dated September 2, 1998 and the related Letter of Transmittal (which together constitute the "Redemption Right"). THE REDEMPTION RIGHT EXPIRES AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 30, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). If the Redemption Right is extended beyond September 30, 1998, the repurchase price for Shares will be their NAV determined as of the close of the regular trading session of the NYSE on the first business day following the Expiration Date, as extended.

     The following documents are enclosed:

     (1) REDEMPTION RIGHT STATEMENT DATED SEPTEMBER 2, 1998;

     (2) LETTER OF TRANSMITTAL TO BE USED TO PRESENT SHARES FOR REDEMPTION;

     (3) GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER;

     (4) NOTICE OF GUARANTEED DELIVERY;

     (5) DTC DELIVERY ELECTION FORM; AND

     (6) LETTER TO CLIENTS, WHICH MAY BE SENT UPON ANY REQUEST FOR INFORMATION BY YOUR CLIENTS FOR WHOSE ACCOUNT YOU HOLD SHARES REGISTERED IN YOUR NAME (OR IN THE NAME OF YOUR NOMINEE) WITH SPACE PROVIDED FOR OBTAINING SUCH CLIENTS' INSTRUCTIONS WITH REGARD TO THE REDEMPTION RIGHT.

     PLEASE NOTE THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 5:00 P.M., EASTERN TIME, ON SEPTEMBER 30, 1998, UNLESS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Redemption Right, although redeeming Shareholders may be obligated to pay a processing fee to their broker for assistance in transmitting a Redemption demand. The Fund will pay all transfer taxes on its repurchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup tax withholding at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided. Certain withholdings may also apply with respect to payments to non-U.S. Shareholders. See Instruction 11 of the Letter of Transmittal.

     The Redemption Right is not being made to (nor will redemption requests be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Redemption Right or its acceptance would not be in compliance with the laws of such jurisdiction. To the extent that the securities laws of any jurisdiction would require the Redemption Right to be made by a licensed broker or dealer, the Redemption Right shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If a client instructs you by telephone to present your Shares for Redemption, please record the telephone conversation (in accordance with applicable law) and ask the client to affirm that the Shares presented for Redemption represent all Shares actually and constructively owned by the client as of the date of repurchase of Shares under the terms of the Redemption Right and Section 318 of the Internal Revenue Code of 1986, as amended.

     Additional copies of the enclosed material may be obtained from Boston EquiServe LP, the Depositary, at the appropriate addresses and telephone numbers set forth in the Redemption Right Statement. Any questions you have with respect to the Redemption Right should be directed to Shareholder Communications Corporation at 1-800-733-8481, extension 426.

Very truly yours,

SCUDDER SPAIN AND PORTUGAL FUND, INC.

     NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE REDEMPTION RIGHT, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE REDEMPTION RIGHT STATEMENT AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE REDEMPTION RIGHT OTHER THAN AS SPECIFICALLY AUTHORIZED.